As filed with the Securities and Exchange Commission on July 12, 2007
                                                   Registration No. 33- ________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 IMAGING3, INC.
             (Exact name of registrant as specified in its charter)

         CALIFORNIA                                    95-4451059
----------------------------                 -----------------------------------
(State or Incorporation)                    (I.R.S. Employer Identification No.)

                             3200 W. Valhalla Drive
                            Burbank, California 91505
                    ----------------------------------------
             (Address of principal executive offices and zip codes)


                                 IMAGING3, INC.
                            (FULL TITLE OF THE PLAN)

                                                             Copy To:
        Dean James, Chief Executive Officer            Mark J. Richardson, Esq.
                  Imaging 3, Inc.                      Richardson & Associates
             3200 West Valhalla Drive             233 Wilshire Avenue, Suite 820
            Burbank, California 91505             Santa Monica, California 90401
                 (818) 260-0930                          (310) 393-9992
(Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

===================================== ===================== ================= ================== =================
                                                                Proposed          Proposed
        Title of Each Class                                     Maximum            Maximum          Amount of
           of Securities                  Amount to be       Offering Price       Aggregate        Registration
          to be Registered                 Registered          Per Share       Offering Price          Fee
------------------------------------- --------------------- ----------------- ------------------ -----------------
Common Stock, no par value              3,500,000 shares        $0.10(1)          $350,000            $10.75
------------------------------------- --------------------- ----------------- ------------------ -----------------
     Total                              3,500,000 shares        $0.10(1)          $350,000            $10.75
===================================== ===================== ================= ================== =================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the last sale price of the Company's Common Stock on July 5, 2007 as reported on the OTC Bulletin Board.


         This Form S-8 consists of 21 pages, including exhibits. The index to exhibits is set forth on page 8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        Imaging3, Inc. (the "Company" or "Registrant") incorporates by reference in this Registration Statement the following documents:

     (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

     (b) The Registrant's quarterly report on Form 10-QSB for the quarter ended March 31, 2007.

     (c) The Registrant's quarterly report on Form 10-QSB for the quarter ended September 30, 2006.

     (d) The Registrant's quarterly report on Form 10-QSB for the quarter ended June 30, 2006.

     (e) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2004.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

        GENERAL. The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, no par value per share, and no shares of Preferred Stock. On July 2, 2007, the Company had 208,490,944 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

        COMMON STOCK. All outstanding shares of Common Stock are, and the shares to be issued as contemplated herein will be, fully paid and nonassessable. As a class, holders of the Common Stock are entitled to one vote per share in all matters to be voted upon by the stockholders. Holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors. Holders of Common Stock are entitled to receive such dividends when and as declared by the Board of Directors out of the surplus or net profits of the Company legally available therefore, equally, on a share for share basis. The Company does not anticipate paying dividends in the near future. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally, on a share for share basis, in all assets remaining after payment of liabilities, subject to the prior distribution rights of any other classes or series of capital stock then outstanding. The Common Stock has no preemptive rights and is neither redeemable nor convertible, and there are no sinking fund provisions. As of July 2, 2007, the Company's 208,490,944 shares of Common Stock outstanding were held by approximately 514 stockholders of record, not including shares held in securities brokerage accounts.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The validity of the issuance of the shares of Common Stock covered by this Prospectus will be passed upon for the Company by Richardson & Associates, counsel to the Company, 233 Wilshire Boulevard, Suite 820, Santa Monica, California, 90401. Richardson & Associates owns no shares of the Company's Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The California General Corporation Law and the Company's Bylaws provide that a director of the Company will have no personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) for an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

        The Company's Bylaws and the California General Corporation Law contain comprehensive provisions for indemnification of directors, officers and agents of California corporations against expenses, judgments, fines and settlements in connection with litigation. The Company has a policy of providing indemnification for its executive officers, directors and members of its committees, within the scope of the California General Corporation Law. We have entered into indemnification agreements with our executive officers, directors and committee members. Under the California General Corporation Law, other than an action brought by or in the right of the Company, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the Company, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification may be made, however, in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company unless and only to the extent that the court in which the action was brought determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that the proposed indemnitee has been successful in defense of any action, suit or proceeding, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action. The Company's Articles of Incorporation, as amended, provide for indemnification of the directors and officers of the Company against liabilities to the maximum extent provided by California law.

        The Company maintains insurance to protect officers and directors from certain liabilities, including liabilities against which we cannot indemnify our directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        The shares of Common Stock which will be issued pursuant to this registration statement will be issued pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 8. EXHIBITS.

        1.1     Articles of Incorporation of the Registrant, as amended.(1)

        1.2     Bylaws of the Registrant.(1)

        2.1 Opinion of Richardson & Associates as to the legality of the securities being registered.

        3.1     Consent of Richardson & Associates.

        3.2 Consent of Kabani & Company, Inc., Independent Certified Public Accountants.

        4.1     Power of Attorney (contained on page 5 hereof).

        5.1     Re-offer Prospectus, dated July 12, 2007.

-----------------------------------------------------

(1) Incorporated by reference from the exhibits included with the Company's Registration Statement (No. 333-117309) on Form SB-2 declared effective by the SEC on September 27, 2005.

ITEM 9. UNDERTAKINGS.

        A. The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                Provided,  however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the finial adjudication of such issue.


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dean Janes, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or the substitute or substitutes of him, may lawfully do or cause to be done by virtue hereof.









                         [SIGNATURES ON FOLLOWING PAGE]

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused his Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 12th day of July 2007.


                                    IMAGING3, INC.



                                    By: /s/ Dean Janes
                                    ---------------------------------------
                                        Dean Janes, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         SIGNATURE                                TITLE                                         DATE


/s/ Dean Janes                   Chief Executive Officer (Chief Operating Officer)           July 12, 2007
--------------------------
Dean Janes

/s/ Xavier Aguilera              Secretary (Chief Financial Officer)                         July 12, 2007
--------------------------
Xavier Aguilera

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 2007


                                                     REGISTRATION NO. 33-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933




                                 IMAGING3, INC.







                                 EXHIBIT VOLUME

                                     TO THE

                             REGISTRATION STATEMENT



















================================================================================

                         INDEX TO THE EXHIBIT VOLUME TO
                       REGISTRATION STATEMENT ON FORM S-8


        1.1     Articles of Incorporation of the Registrant, as amended.(1)

        1.2     Bylaws of the Registrant.(1)

        2.1 Opinion of Richardson & Associates as to the legality of the securities being registered.

        3.1     Consent of Richardson & Associates.

        3.2 Consent of Kabani & Company, Inc., Independent Certified Public Accountants.

        4.1     Power of Attorney (contained on page 5 hereof).

        5.1     Re-offer Prospectus, dated July 12, 2007.
------------------------------------


(1) Incorporated by reference from the exhibits included in the Company's Registration Statement (No. 333-117309) on Form SB-2 declared effective by the SEC on September 27, 2005.